EXHIBIT 99.1

OWC Pharmaceutical Research Corp. Appoints

Dr. Oron Yacoby Zeevi as its Chief Scientific Officer

Ramat Gan, Israel, February 20, 2018 /PRNewswire/ —

OWC Pharmaceutical Research Corp. (OTCQB: OWCP), (“OWC” or the “Company”), a developer of cannabinoid-based therapies targeting a variety of different medical conditions and disorders, today announced the appointment of Dr. Oron Yacoby Zeevi as its Chief Scientific Officer (CSO).

Dr. Yacoby Zeevi has more than 20 years of extensive scientific experience with both private and publicly listed companies in the biopharmaceutical industry. She joined Neuroderm (Nasdaq:NDRM), a clinical-stage pharmaceutical company developing next-generation treatments for central nervous system (CNS) disorders in 2008 as the Vice President of Research and was promoted to the position of VP R&D in 2010. From October 2016 until her recent departure, she served as Chief Scientific Officer. Neuroderm was sold to Mitsubishi Tanabe Pharma for US $1.1 billion in July 2017.

Dr. Yacoby Zeevi is the inventor of over 50 issued patents and pending patents. Her expertise lies in industry-oriented innovation and scientific research, accelerating and orchestrating the evolution of new ideas through R&D proof of concept, intellectual property development, chemistry and manufacturing controls (CMC), early efficacy and safety trials, regulatory affairs and market landscape mapping in fields of unmet medical needs. She earned her Ph.D. in microbiology and immunology from Ben Gurion University in Be’er Sheva, Israel and also holds a degree of Doctor in Veterinary Medicine from the Hebrew University of Jerusalem.

Dr. Yehuda Baruch, who will now assume the role of Chief Medical and Regulatory Officer of the OWC Pharmaceutical Research Corp. commented: “I am very pleased that we have reached a stage in our development where we were able to recruit a scientist of the caliber and background of Dr. Yacoby Zeevi. Her past scientific experience and achievements will greatly benefit our endeavors”.

Dr. Yacoby Zeevi stated “I am very proud to join OWCP and cooperate with their excellent management team in order to advance the Company to the next level. The Company has achieved a great deal in its clinical development to date and I am sure I can help in accelerating its growth.”

Mr. Mordechai Bignitz, Chief Executive Officer, commented on the appointment, “I am proud and honored to have Dr. Zeevi agree to join OWCP and assume the role of CSO. She brings with her immense pharmaceutical discovery and development knowledge, a unique set of skills and an exceptional track record, which contributed significantly to the success of her previous company. Her addition will complement our management team extremely well”.

About OWC Pharmaceutical Research Corp.

OWC Pharmaceutical Research Corp., through its wholly-owned Israeli subsidiary, One World Cannabis Ltd., (collectively ‘OWC’ or the ‘Company’) conducts medical research and clinical trials to develop cannabis-based pharmaceuticals and treatments for conditions including multiple myeloma, psoriasis, fibromyalgia, PTSD, and migraines.

OWCP is also developing unique delivery systems for the effective delivery and dosage of medical cannabis. All OWCP research is conducted at leading Israeli hospitals and scientific institutions and led by internationally renowned investigators. The Company’s Research Division is focused on pursuing clinical trials evaluating the effectiveness of cannabinoids and cannabis-based products for the treatment of various medical conditions, while its Consulting Division is dedicated to helping governments and companies navigate complex international cannabis regulatory frameworks.

For more information visit: http://www.owcpharma.com/.

Notice Regarding Forward-Looking Statements

This news release contains “forward-looking statements” as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, filing patent applications, product development, and business strategy. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in OWC Pharmaceutical Research Corp. (OTCQB: OWCP) periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact Information::
Mordechai Bignizt , Chief Executive Officer – OWC Pharmaceutical research crop,
Email: Mordechai.Bignitz@owcpharma.com
Tel: +972-(0)3-7582659